Exhibit 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 ext. 8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. COMPLETES EAGLEPICHER BORON LLC ACQUISITION
Costa Mesa, Calif. — September 4, 2007 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has completed its previously announced acquisition of EaglePicher Boron LLC (“EP Boron”) located in Quapaw, Oklahoma for $69.6 million in cash. EP Boron was established in the early 1970’s to produce the boron isotope 10B. This isotope is a strong neutron absorber and is used for both nuclear waste containment and nuclear power plant neutron radiation control. EP Boron also produces complementary chemical isotopes used in the normal operation and control of nuclear power plants. The remaining boron isotope produced by EP Boron is 11B which is used as an additive to semiconductor grade silicon as a “doping” agent and in other semiconductor processes where ultra high purity boron is required. This growing market currently accounts for approximately 40% of EP Boron sales.
EP Boron will be operated as a wholly owned subsidiary of Ceradyne, Inc. reporting to Michael Kraft. In June 2007, Mr. Kraft was appointed vice president of the company’s nuclear and semiconductor business units.
Joel P. Moskowitz, Ceradyne’s chairman and chief executive officer, said: “I am very pleased with this latest Ceradyne acquisition, which meets our diversification objectives and provides us with a strategic opportunity that supports our continued expansion into both the nuclear waste containment and semiconductor arenas. Each of these markets shows considerable promise in the company’s future, and I am confident that Michael’s business development experience in these industries will prove resourceful.”
Michael Kraft commented, “This acquisition fits perfectly with Ceradyne’s longer range global strategy. We will be developing plans to accelerate EP Boron’s global growth with the assistance of their very capable management team.”
As previously disclosed, EP Boron’s sales were approximately $23.0 million in its fiscal year ended November 30, 2006, with strong operating margins.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2006 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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